Exhibit 99.2

Vlingo Corporation

Audited Consolidated Financial Statements as of and for the years ended December 31, 2011 and 2010.

Deloitte & Touche LLP 200 Berkeley Street Boston, MA 02116 USA

Tel:	+1 617 437 2000
Fax:	+1 617 437 2111
www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Vlingo Corporation

Cambridge, Massachusetts

We have audited the accompanying consolidated balance sheets of Vlingo Corporation (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

May 21, 2012

VLINGO CORPORATION

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND 2010

(In thousands, except share and per share data)

	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,626	$12,728
Restricted cash	100	100
Accounts receivable	1,006	250
Unbilled receivable	979
Prepaid expenses and other current assets	852	320

Total current assets	45,563	13,398

PROPERTY AND EQUIPMENT — Net	1,481	427

OTHER ASSETS:
Intangible assets — net	1,021	1,395
Other assets	2,768	1,246

Total other assets	3,789	2,641

TOTAL ASSETS	$50,833	$16,466

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt	$2,255	$175
Accounts payable	2,471	130
Accrued expenses	1,841	989
Advance payment for business combination	30,000
Deferred revenue	3,895	1,749

Total current liabilities	40,462	3,043
LONG-TERM DEBT — Net of current portion	2,340	1,058
LONG-TERM PORTION OF DEFERRED REVENUE	5,421	406
PREFERRED STOCK WARRANT — At fair value	139	46

Total liabilities	48,362	4,553

COMMITMENTS AND CONTINGENCIES (Note 10)
REDEEMABLE PREFERRED STOCK:
Series A redeemable convertible preferred stock at accreted redemption value, $0.001 par value — 6,526,667 shares authorized, issued and outstanding at December 31, 2011 and 2010 (liquidation and redemption value of $9,608)	9,533	8,816
Series B redeemable convertible preferred stock at accreted redemption value, $0.001 par value — 9,423,261 shares authorized and 9,391,072 shares issued and outstanding at December 31, 2011 and 2010 (liquidation and redemption value of $28,983)	28,955	26,804
Series C redeemable convertible preferred stock at accreted redemption value, $0.001 par value — 7,331,379 shares authorized, issued and outstanding at December 31, 2011 and 2010 (liquidation and redemption value of $29,696)	29,644	27,427
Series D redeemable convertible preferred stock at accreted redemption value, $0.001 par value — 1,724,763 shares authorized, issued and outstanding at December 31, 2011 (liquidation and redemption value of $10,136)	10,089

Total redeemable preferred stock	78,221	63,047

STOCKHOLDERS’ DEFICIT:
Common stock, $0.001 par value — 60,000,000 and 50,000,000 shares authorized, 6,695,784 and 5,386,017 shares issued and outstanding at December 31, 2011 and 2010, respectively	7	5
Accumulated deficit	(75,757)	(51,139)

Total stockholders’ deficit	(75,750)	(51,134)

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$50,833	$16,466

VLINGO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(In thousands)

	2011	2010
REVENUES:
Hosting related services	$3,245	$1,459
Software	501	1,955
Other	215	30

Total revenues	3,961	3,444

COST OF REVENUES:
Hosting related services	4,249	3,715
Software
Other	94

Total cost of revenues	4,343	3,715

GROSS LOSS	(382)	(271)

OPERATING EXPENSES:
Research and development	5,935	4,929
Sales and marketing	3,895	3,395
General and administrative	9,040	2,544

Total costs and expenses	18,870	10,868

OPERATING LOSS	(19,252)	(11,139)

OTHER INCOME (EXPENSES):
Interest expense	(588)	(33)
Other income (expense)	(150)	38

Total other income (expense) — net	(738)	5

NET LOSS BEFORE INCOME TAX EXPENSE	(19,990)	(11,134)
INCOME TAX EXPENSE	13

NET LOSS AND COMPREHENSIVE LOSS	$(20,003)	$(11,134)

See notes to consolidated financial statements.

VLINGO CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(In thousands, except share and per share data)

	Common Stock		Additional		Total
	$0.001 Par Value		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
BALANCE — January 1, 2010	5,011,429	$5	$—	$(36,506)	$(36,501)
Exercise of common stock options	374,588		66		66
Stock-based compensation			317		317
Vesting of common stock warrant			842		842
Accretion of redeemable convertible preferred stock			(1,225)	(3,499)	(4,724)
Net loss and comprehensive loss				(11,134)	(11,134)

BALANCE — December 31, 2010	5,386,017	5	—	(51,139)	(51,134)
Exercise of common stock options	255,207	1	117		118
Stock-based compensation			489		489
Exercise of common stock warrant	1,054,560	1			1
Accretion of redeemable convertible preferred stock			(606)	(4,615)	(5,221)
Net loss and comprehensive loss				(20,003)	(20,003)

BALANCE — December 31, 2011	6,695,784	$7	$—	$(75,757)	$(75,750)

See notes to consolidated financial statements.

VLINGO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(In thousands)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,003)	$(11,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,058	799
Stock-based compensation	489	317
Stock-based compensation from the vesting of common stock warrant		842
Increase (decrease) in fair value of preferred stock warrant	93	(33)
Increase in fair value of embedded derivative	67
Noncash interest expense related to long-term debt	102	33
Changes in operating assets and liabilities:
Accounts and unbilled receivable	(1,735)	(25)
Prepaid expenses and other assets	(2,264)	(72)
Accounts payable	2,129	(170)
Accrued expenses	852	305
Deferred revenue	7,161	(27)

Net cash used in operating activities	(12,051)	(9,165)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,276)	(249)

Net cash used in investing activities	(1,276)	(249)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from advance payment for business combination	30,000
Proceeds from note payable	5,000
Issuance costs of note payable	(40)
Proceeds from issuance of redeemable convertible preferred stock	10,000
Issuance costs of redeemable convertible preferred stock	(48)
Repayment of long-term debt	(1,806)	(50)
Proceeds from issuance of common stock	119	66

Net cash provided by financing activities	43,225	16

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	29,898	(9,398)
CASH AND CASH EQUIVALENTS — Beginning of year	12,728	22,126

CASH AND CASH EQUIVALENTS — End of year	$42,626	$12,728

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Issuance of long-term debt for the purchase of patents and the recording of the related assets	$—	$1,250

Cash paid for interest	$430	$—

See notes to consolidated financial statements.

VLINGO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(In thousands, except share and per share data)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Vlingo Corporation (the “Company”) was incorporated in Delaware on June 12, 2006. The Company develops and sells speech recognition software for use in mobile devices.

The Company is subject to risks and uncertainties common to early-stage companies, including the ability to obtain adequate financing, dependence on key individuals, successful development and marketing of its product, competition from larger and more established enterprises, and the need to establish profitable operations. The Company has funded its operations to date primarily through the sale of preferred stock and from debt financing. The Company must substantially increase revenues from the current level to achieve profitability. Management believes that it will be able to fund its current operations using its existing working capital through 2012.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase. Cash equivalents consist primarily of a money market investment account stated at fair value.

Restricted Cash — Restricted cash represents certificates of deposit that are collateral for the

Company’s corporate credit card program. The certificates of deposit mature within one year. Restricted cash is stated at cost, which approximates fair value.

Accounts Receivable — Accounts receivable are stated at the amount management expects to collect from customers based on their outstanding invoices. Management reviews accounts receivable regularly to determine if any receivables will be potentially uncollectible. Estimates are used to determine the amount of allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value. These estimates are made by analyzing the status of significant past due receivables and by establishing provisions for estimated losses by reviewing current and historical bad debt trends. As of December 31, 2011 and 2010, the Company has determined that an allowance for doubtful accounts is not required based upon the expected collectability of accounts receivable.

Unbilled Receivable — Unbilled receivable represents royalty payments owed to date but not yet invoiced to the client due to contract terms or the timing of the accounting invoicing cycle.

Property and Equipment — Property and equipment are recorded at cost, net of accumulated depreciation. Expenditures for repairs and maintenance costs are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of net loss. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Depreciation of property and equipment, other than leasehold improvements, is computed using a three-year estimated useful life. Leasehold improvements are depreciated over the shorter of the estimated life of the related asset or the remaining life of the related lease.

Intangible Assets — Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives of three years for domain names, five to ten years for patents, and five years for software licenses. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

Impairment of Long-Lived Assets — The Company evaluates its long-lived assets, which consist primarily of property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. To date, no impairment has occurred.

Concentrations of Credit Risk and Significant Customers — Financial instruments that subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company maintains substantially all of its cash and cash equivalents with one financial institution. To manage accounts receivable credit risk, the Company continuously evaluates the creditworthiness of its customers and the need for an allowance for potential credit losses.

The majority of revenue in 2011 and 2010 was generated in the United States. Customers that represented more than 10% of revenues for the years ended December 31, 2011 and 2010, and customers that accounted for more than 10% of accounts receivable as of December 31, 2011 and 2010 are presented below.

Revenue	2011	2010
Customer A	14%	*
Customer B	11	*
Customer C	10	53%

Accounts Receivable	2011	2010
Customer D	81%	*
Customer E	*	39%
Customer A	*	37

*	Balance represents less than 10% for the disclosed year.

Customer D also represents approximately 65% of total deferred revenue.

Two of the Company’s Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) holders were customers during 2011 and 2010. One of the Company’s Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) holders was a customer during both 2011 and 2010. The Company’s Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”) holder was a customer during 2011. Revenue resulting from these arms-length transactions with preferred stock holders totaled $438 and $1,980 in 2011 and 2010, respectively. Accounts receivable from these preferred stock holders was $8 and $5 as of December 31, 2011 and 2010, respectively. Deferred revenue related to the same preferred holders totaled $617 and $147 at December 31, 2011 and 2010, respectively.

Revenue Recognition — The Company derives revenue from the following sources: (1) fixed and variable fee hosting arrangements, (2) software license agreements, (3) advertising agreements and (4) professional services. The Company’s revenue recognition policies for these revenue streams are discussed below.

Fixed and Variable Fee Hosting Arrangements — Non-software revenue, such as arrangements containing hosting services where the customer does not take possession of the software at the outset of the arrangement and has no contractual right or ability to do so, is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fees are fixed or determinable and (iv) collectibility is reasonably assured. The Company considers all elements of the arrangement as a single unit of accounting as there is no stand-alone value.

Set-up fees and other upfront fees from hosting arrangements from Direct Product sales to original equipment manufacturers (“OEMs”), as well as the associated direct and incremental costs, are deferred and recognized ratably over the longer of the life of the contract or the life of the customer.

Variable hosting revenue from our Direct Product sales are recognized ratably over the estimated period of performance after we are notified by the OEM.

The Company sells its Premium hosted voice application services to end users through third party online application stores and other application vendors. Payments for the voice applications are collected up front and revenue is recognized ratably over estimated life of handset, typically 24 months. Revenue derived from third-party online applications stores and other application vendors is recognized using the gross method. Fees paid to third-party application stores and other application vendors are recognized ratably over the terms of the arrangements and are recorded as a cost of revenue.

Software License Agreements — The Company recognizes revenue from the sale software and software related services when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectibility is probable. Vendor-specific objective evidence (“VSOE”) of fair value for software and software-related services exists when a company can support what the fair value of its software and/or software-related services is based on evidence of the prices charged when the same elements are sold separately. VSOE of fair value is required, generally, in order to separate the accounting for various elements in a software and related services arrangement. The Company has not established VSOE of fair value for its software products, post-contract customer support (“PCS”) and professional services. Revenue from multi-element software arrangements containing PCS is recognized ratably over the PCS terms once PCS is the only remaining undelivered element.

Advertising Revenue — The Company is paid advertising fees on “pay-per click” basis from advertising arrangements which are independent from its software and non-software related arrangements. The amounts earned by the Company under these arrangements are not considered fixed or determinable until reported by the customer, and therefore the Company recognizes pay-per-click advertising revenue upon cash receipt, which coincides with reporting by the customer.

Professional Services — Reimbursements received for out-of-pocket expenses are recorded as revenue, with offsetting costs recorded as cost of revenue. Out-of-pocket expenses generally include, but are not limited to, expenses related to transportation, lodging and meals.

Research and Development and Software Development Costs — The Company expenses research and development costs as incurred. Expenditures for the development of the Company’s software products are expensed as incurred, until the point at which technological feasibility has been achieved. The Company’s current process for developing its software is essentially completed concurrently with the establishment of technological feasibility; therefore, no costs have been capitalized to date. The Company’s software development costs incurred prior to technological feasibility are charged to operations as incurred and are included in research and development expense.

Advertising Expense — Advertising and promotion costs are charged to expense as incurred. Advertising costs totaled $152 and $650 in 2011 and 2010, respectively. The Company records advertising expense in sales and marketing in the statements of operations and comprehensive loss.

Income Taxes — The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized.

The Company assesses its income tax positions and records tax benefits based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, the Company records the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority having fully knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit is recognized in the financial statements. The Company classifies liabilities for uncertain tax positions as non-current liabilities unless the uncertainty is expected to be resolved within one year. The Company classifies interest and penalties on uncertain tax positions as income tax expense.

Guarantees — As permitted under Delaware law, the Company indemnifies its officers, directors, and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company.

The Company’s agreements with customers generally require the Company to indemnify the customer against claims made in which the Company’s products infringe third-party patents, copyrights, or trademarks and indemnify against product liability matters. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is generally limited to the fees paid by the customer.

The Company leases office space under noncancelable operating leases. The Company has standard indemnification arrangements under these operating leases that require it to indemnify the landlord against all costs, expenses, fines, suits, claims, demands, liabilities, and actions directly resulting from any breach, violation, or nonperformance of any covenant or condition of the Company’s lease.

As of December 31, 2011 and 2010, the Company had not experienced any losses related to these indemnification obligations and no material claims were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible and no related reserves were established.

Stock-Based Compensation — The Company accounts for share-based payments at fair values measured using the Black-Scholes option-pricing model. The fair value measurement date for employee awards is generally the date of grant. The fair value measurement date for nonemployee awards is generally the date when the performance of services is completed, and until such time, the fair value of the awards is remeasured at the end of each reporting period. Accordingly, the ultimate expense for nonemployee awards is not fixed until such awards are fully vested. Share-based compensation costs are recognized as expense over the requisite service period, which is generally the vesting period, on a straight-line basis for all time-vested awards.

Preferred Stock Warrant — A warrant to purchase shares of Series B Preferred Stock is classified as a long-term liability on the balance sheets. The warrant is carried at fair value with the changes in fair value recorded in the statements of operations and comprehensive loss. The fair value is measured using the Black-Scholes option-pricing model.

Common Stock Warrants — Warrants to purchase shares of common stock are initially recorded at fair value on grant date if vested, or upon vesting when the vesting conditions are met or are probable of being met. Common stock warrants are classified as a component of stockholders’ deficit and are not subsequently adjusted for changes in fair value.

Foreign Currency Transactions — Gains or losses on foreign currency transactions are recognized in other income (expense) in the consolidated statements of operations. Such gains or losses were not significant in any period presented.

Reclassification — The Company reclassified certain items included within the balance sheets and statements of operations and comprehensive loss for the year ended December 31, 2010 to conform to the current year presentation. The reclassifications include separating intangible assets from other assets, presenting redeemable preferred stock separate from stockholders’ deficit, separating revenue by type, separating cost of revenues and gross margin from operating expenses and including the increase in the fair value of the preferred stock warrant within other income (expense). Such reclassifications have no impact on earnings or cash flows provided by operations.

Restatement of Prior Period Financial Statements — During the preparation of the Company’s 2011 financial statements, an error related to revenue for the year ended December 31, 2010 was identified. The Company initially recorded revenue using the percentage of completion method applied to each individual statement of work; however, due to service obligations extending for the life of the arrangement and the lack of standalone value for such service obligations, the Company should have combined all elements of the arrangement into a single unit and recognized the revenue ratably over the life of the entire arrangement.

As described under “Reclassification” above, certain items within the balance sheets and statements of operations and comprehensive loss for the year ended December 31, 2010 have been reclassified to conform to current year presentation. As such the “As Reported” amount in the table below for accumulated deficit and total stockholders’ deficit has been revised to reflect the reclassification of $63,047 related to presentation of redeemable preferred stock separate from stockholders’ deficit. Further, the “As Reported” amount in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2010 includes amounts for hosting related services and gross loss which were not presented in the prior year.

The following table shows the effect of the correction on the 2010 financial statements.

Consolidated Balance Sheet December 31, 2010

	As Reported	Adjustment	As Restated
Deferred revenue	$1,642	$107	$1,749
Total current liabilities	2,936	107	3,043
Long-term portion of deferred revenue	247	159	406
Total liabilities	4,241	266	4,507
Accumulated deficit	(50,873)	(266)	(51,139)
Total stockholders deficit	(50,868)	(266)	(51,134)

Consolidated Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2010

	As Reported	Adjustment	As Restated
Hosting related services	$1,725	$(266)	$1,459
Total revenue	3,710	(266)	3,444
Gross loss	(5)	(266)	(271)
Operating loss	(10,873)	(266)	(11,139)
Net loss before income tax expense	(10,868)	(266)	(11,134)
Net loss and comprehensive loss	(10,868)	(266)	(11,134)

Consolidated Statement of Cash Flows for the Year Ended December 31, 2010

	As Reported	Adjustment	As Restated
Net loss	$(10,868)	$(266)	$(11,134)
Deferred revenue	(293)	266	(27)

Recently Issued Accounting Standards — In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity. An entity should apply the ASU retrospectively. For a nonpublic entity, the ASU is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted. The changes in presentation required by this standard have been affected in the Statement of Operations, as presented, and did not have a material impact on the financial statements. In December 2011, the FASB decided to defer the effective date of those changes in ASU 2011-05 that relate only to the presentation of reclassification adjustments in the statement of income by issuing ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive income in Accounting Standards Update 2011-05.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The new standards do not extend the use of fair value but, rather, provide guidance about how fair value should be applied where it already is required or permitted under current accounting standards. For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS. A nonpublic entity is required to apply the ASU prospectively for annual periods beginning after December 15, 2011. The Company expects that the adoption of ASU 2011-04 in 2012 will not have a material impact on its consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (EITF Issue No. 08-1, “Revenue Arrangements with Multiple Deliverables”). ASU 2009-13 amends FASB ASC Subtopic 605-25, Revenue Recognition — Multiple-Element Arrangements, to eliminate the requirement that all undelivered elements have vendor specific objective evidence of selling price (VSOE) or third party evidence of selling price (TPE) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. This guidance is applicable for arrangements, or portions of arrangements, that do not fall within the scope of industry-specific revenue recognition guidance, such as the guidance applicable to arrangements to license software. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company adopted this standard on a prospective basis as of January 1, 2011. The adoption did not have an effect on the Company’s recognition of revenue, as the Company generally does not have standalone value for elements in non-software multiple element arrangements.

3.	PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2011 and 2010 consists of the following:

	2011	2010
Computers and equipment	$2,604	$1,172
Leasehold improvements	87	47
Furniture and fixtures	58	42

Property and equipment — at cost	2,749	1,261
Less accumulated depreciation	1,268	834

Property and equipment — net	$1,481	$427

Depreciation expense was approximately $434 and $310 for the years ended December 31, 2011 and 2010, respectively. The Company approximately $251 and $39 of fixed asset purchases included in accounts payable as of December 31, 2011 and 2010, respectively.

4.	INTANGIBLE ASSETS

In December 2008, the Company purchased a patent for approximately $55 which is being amortized on a straight-line basis over 10 years, the patent’s remaining estimated life on the purchase date.

In August 2009, the Company entered into a license arrangement for the use of speech recognition software. The agreement provides the Company a five year non-transferable, royalty free, and non-exclusive right to use the technology in the development of the Company’s products. As consideration for this license, the Company issued 790,920 shares of Series B Preferred Stock. In addition, the Company granted a warrant to purchase up to 1,054,560 shares of the Company’s common stock at an exercise price of $0.001 per share (see Note 7). The Company has recorded the $1,843 value of the license as an intangible asset and is amortizing the expense over the estimated life of the license of five years.

In July 2010, the Company entered into a five year, non-transferable and non-exclusive license arrangement to purchase patents totaling $1,250 for use as defensive intangible assets. These intangible assets are not used for research and development or other operating purposes, and are being amortized on a straight-line basis over five years which represents the Company’s estimated expected benefits from these assets. The net carrying amount is recorded in other assets. The Company financed the purchase of these patents with a long-term debt payable to the seller of these assets (see Note 6).

Amortization expense for intangible assets was approximately $624 and $489 for the years ended December 31, 2011 and 2010, respectively.

Intangible assets consisted of the following as of December 31, 2011 and 2010:

	December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Intangible assets
License	$1,843	$(860)	$983	2.7
Patent purchase	55	(17)	38	6.9

Total — intangible assets	$1,898	$(877)	$1,021	2.9

Defensive intangible assets patent lease	$1,250	$(355)	$895	3.6

	December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Intangible assets
License	$1,843	$(491)	$1,352	3.7
Patent purchase	55	(12)	43	7.9

Total	$1,898	$(503)	$1,395	3.8

Defensive intangible assets patent lease	$1,250	$(104)	$1,146	4.6

Amortization expense in future periods is estimated to be as follows:

Years Ending December 31
2012	$624
2013	624
2014	501
2015	151
2016	6
Thereafter	10

Total amortization	$1,916

5.	INCOME TAXES

The components of the provision for income taxes were as follows:

	Current	Deferred	Total
Year ended December 31, 2011:
U.S. federal	$—	$—	$—
State and local	13		13

	$13	$—	$13

Year ended December 31, 2010:
U.S. federal	$—	$—	$—
State and local			—

	$—	$—	$—

Income tax benefits attributable to the exercise of employee stock options were not significant.

The following table reconciles the expected corporate federal income tax expense (benefit) (computed by multiplying the Company’s loss before income taxes by the statutory income tax rate of 34%) to the Company’s income tax expense.

	2011	2010
Expected tax benefit at U.S. federal tax rate of 34%	$(6,778)	$(3,720)

Increase in valuation allowance	8,257	3,017
Change in uncertain tax positions	159	217
State and local income taxes	(1,021)	(552)
Research tax credits	(531)	(217)
Non-deductible expenses and other	(73)	1,255

	$13	$—

The Company has provided a valuation allowance for the full amount of the net deferred tax assets as the realization of their tax assets is not considered to be more likely than not.

The tax effect of temporary differences that give rise to a significant portion of the Company’s deferred tax assets and liabilities are as follows:

	2011	2010
Deferred tax assets:
Accruals and reserves	$430	$50
Employee benefits	126	43
Capitalized start-up costs	4,650	5,295
Research and development credits	371
Net operating loss carryforwards	7,203	10,405
Advance payments for business combination	11,761
Other deductible temporary differences	(454)	37

Total gross deferred tax assets	24,087	15,830
Less valuation allowance	(24,087)	(15,830)

Net deferred tax assets	$—	$—

As of December 31, 2011 and 2010, the Company has approximately $18,446 and $26,585, respectively, of federal net operating loss carry forwards and $17,639 and $26,585 of state net operating loss carryforwards that expire at various dates through 2030. As of December 31, 2011 and 2010, the Company has approximately $1,114 and $730, respectively, of federal research and development credit carryforwards that expire at various dates through 2031 and $675 and $472 of state research and development credit carryforwards that expire at various dates through 2026.

The Company files federal income tax returns in the United States and state income tax returns in Massachusetts. The tax years since inception remain open to examination by major taxing jurisdictions to which the Company is subject as carryforward attributes generated in years past may still be adjusted in a future period. The Company has not recorded any interest or penalties on any unrecognized tax benefits. The amounts of unrecognized benefits related to uncertain tax positions identified by the Company as of December 31, 2011 and 2010 were approximately $1,364 and $1,202, respectively, relating to federal and state research and development credits. Should these unrecognized tax benefits be realized, the entire amount would be recorded as an income tax benefit.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits for the years ended December 31, 2011 and 2010 as follows:

	2011	2010
Balance, beginning of year	$1,202	$646
Increase related to prior year tax positions		301
Decrease related to prior year tax positions	(19)
Increase related to current year tax positions	181	255
Decrease related to current year tax positions
Settlements
Lapse of statute of limitations

Balance, end of year	$1,364	$1,202

Utilization of net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership changes, as defined in Section 382 of the Internal Revenue Code of 1986. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or shareholder groups in the stock of a corporation by more than 50 percentage points over a three-year period. Since the Company’s formation, the Company has raised capital through the issuance of common stock and redeemable convertible preferred stock, which may have resulted in a change of control, as defined by Section 382, or could result in a change of control in the future upon subsequent transactions. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the Company’s formation due to the significant complexity and cost associated with such study and because there could be additional changes in control in the future. As a result, the Company is not able to estimate the effect of the change in control, if any, on the Company’s ability to utilize net operating loss and research and development credits carryforwards in the future.

6.	LONG-TERM DEBT

Intangible Asset Financing — In July 2010, the Company purchased patents totaling $1,250 to be used as defensive intangible assets (see Note 4) and financed the purchase price with the seller. The amount financed of $1,250 accrues interest at 6% per annum and is payable in quarterly principal-only payments through June 2015 at three installments of $25, five installments of $50, seven installments of $75, and four installments of $100, and a final payment of cumulative accrued interest of $266. Interest expense accrued on the note totaled $70 and $33 in 2011 and 2010, respectively. As of December 31, 2010, interest accrued on the note is included in long-term debt — net of current portion. In December 2011, the Company extinguished the debt by prepaying the principal and interest accrued in full to the seller.

Loan Agreement — In May 2011, the Company entered into a loan and security agreement (the “Loan Agreement”) with a venture capital firm (the “Lender”). The Company issued a promissory note with a principal amount of $5,000. The Company paid $40 as issuance costs. The note bears an interest of 12% per year and will mature on May 1, 2014. The interest on the loan is payable in 36 monthly installments. The principal on the loan is payable in 33 monthly installments beginning in September 2011. Interest expense accrued on the note totaled $373 in 2011 and is included in interest expense. The Company is also required to pay a terminal payment of $250 upon maturity of the loan. The terminal fee and the issuance costs are amortized as interest expense over the term of the loan.

The Company is subject to the following provisions under the terms of the Loan Agreement: (1) the Company can prepay either a portion or the entire amount of the loan for a specific prepayment price (call option). The prepayment price includes a prepayment premium of 1.5%–3% of the principal amount expected to be repaid; (2) the Company is subject to a default service fee of 5% of a delinquent amount; and (3) the Company is subject to a default interest of 5% per annum on outstanding principal amounts.

The loan is collateralized by certain assets and proceeds of the Company. The Loan Agreement contains both financial and non-financial covenants. Additionally, The Lender can require redemption of the loan upon the occurrence of a change of control event.

Contemporaneous with the Loan Agreement, the Company entered into a success fee agreement with the Lender. Under the success fee agreement, the Company is required to pay $500 to the Lender upon the occurrence of an exit event, as defined in the agreement. The success fee will terminate upon the earlier of the full payment of the success fee or May 13, 2019. The success fee is treated as a freestanding derivative and is carried at fair value. The balance is recorded in debt and changes in fair value at each reporting date are recorded in other income.

The future amortization of the issuance costs and terminal fee as of December 31, 2011 are as follows:

Years Ending December 31
2012	$96
2013	96
2014	37

Total	$229

The future annual cash payments due as of December 31, 2011 are as follows:

Years Ending December 31
2012	$1,818
2013	1,818
2014	1,008

Total	$4,644

As of December 31, 2011, debt consisted of the following items:

Debt As of December 31, 2011
Current portion of long-term debt
Principal payments for loan agreement	$1,818
Success fee derivative	437

$2,255

Long-term debt — net of current portion
Principal payments for loan agreement	$2,576
Terminal fee	250
Debt discount	(486)

$2,340

7.	REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Redeemable Convertible Preferred Stock — In December 2006, the Company issued 5,987,310 shares of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) at $1.00 per share resulting in gross cash proceeds of approximately $5,988 and issuance costs of $46. Additionally, the Company issued 512,690 shares of Series A Preferred Stock upon the conversion of a note payable. In August 2007, the Company issued 26,667 shares of Series A Preferred Stock in lieu of payment for services received from a vendor.

In March 2008, the Company issued 4,291,845 shares of Series B Preferred Stock at $2.33 per share for aggregate proceeds of approximately $10,000 and issuance costs of $64. Additionally, the Company issued 4,308,307 shares of Series B Preferred Stock upon the conversion of a note payable. In September 2009, the Company issued 790,920 shares of Series B Preferred Stock at $2.33 per share in exchange for intellectual property.

In October 2009, the Company issued 7,331,379 shares of Series C Preferred Stock at $3.41 per share for aggregate proceeds of approximately $25,000 and issuance costs of $92. Contemporaneous with the issuance of Series C Preferred Stock, the Company granted a merger option to one of the Series C Preferred Stock holders (see Note 10).

In May 2009, the Company’s stockholders approved an increase in the authorized shares of the Company’s preferred stock to 23,281,307 shares.

In October 2011, the Company issued 1,724,763 shares of Series D Preferred Stock at $5.7979 per share for aggregate proceeds of approximately $10,000 and issuance cost of $48. Contemporaneous with the issuance of Series D Preferred Stock, the Company entered into cross-license agreements with the Series D Preferred Stock holder, under which the stock holder receives a license to the Company’s intellectual property and the Company receives a license to certain of the stock holder’s speech recognition patents.

Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock are collectively referred to as the “preferred stock” and are carried at the accreted redemption value. The rights and privileges of the preferred stock are described below:

Conversion — Each share of preferred stock may be converted at any time, at the option of the holder into shares of common stock, subject to the applicable conversion rate as determined by dividing the original issue price by the conversion price. The current conversion price is $1.00 for Series A Preferred Stock, $2.33 for Series B Preferred Stock, $3.41 for Series C Preferred Stock, and $5.7979 for Series D Preferred Stock as adjusted for certain dilutive events. Conversion is mandatory at the earlier of the closing of an initial public offering of the Company’s common stock at a per share price of at least $18 with gross proceeds to the Company of at least $30,000, or the election by the holders of at least 60% of the voting power of the then outstanding shares of preferred stock and at least 50% of the then outstanding Series C Preferred Stock. Conversion is mandatory in the event that any holder of at least 5,000,000 shares of preferred stock has the right to participate in a qualified financing, as defined, and such holder does not participate in the qualified financing.

Voting Rights — The holders of the preferred stock are entitled to vote on all matters and shall have the number of votes equal to the number of shares of common stock into which the preferred stock is convertible.

Dividends — Preferred stock holders accrue dividends at a rate of 8% per year compounding annually, whether or not declared, on a cumulative basis. The preferred stock holders are entitled to receive payment of such dividends in preference to the common stockholders, when and if declared by the Board of Directors. As of December 31, 2011 and 2010, there are accrued dividends in arrears of approximately $15,015 and $9,805, respectively. Through December 31, 2011 and 2010, no dividends have been declared. Accrued dividends are recorded as increases to the carrying values of the preferred stock.

Liquidation Preference — The holders of the preferred stock have preferences in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company. The amount to be paid is equal to the greater of $1.00 per share for Series A Preferred Stock, $2.33 per share for Series B Preferred Stock, $3.41 per share for Series C Preferred Stock, and $5.7979 for Series D Preferred Stock, as adjusted for certain dilutive events plus any accrued and unpaid dividends or such amount per share as would have been payable had all shares of the preferred stock been converted to common stock immediately prior to the liquidation event. After the payment of all preferential amounts required to be paid to the holders of the preferred stock, the remaining assets of the Company available for distribution shall be distributed pro rata among the holders of shares of common stock.

Redemption — The preferred stock is redeemable, on or after October 31, 2016, at the request of the holders of at least 60% of the outstanding shares of preferred stock at a per share price of $1.00 for Series A Preferred Stock, $2.33 for Series B Preferred Stock, $3.41 for Series C Preferred Stock, and $5.7979 for Series D Preferred Stock, subject to certain adjustments, as defined, plus any accrued but unpaid dividends. The preferred stock is redeemable in three annual installments commencing 60 days from the redemption date. If the Company does not have sufficient funds available to redeem the preferred stock on any redemption date, the Company shall redeem a pro rata portion of each holder’s shares of preferred stock out of funds available and shall redeem the remaining shares as soon as practicable after the Company has funds available. The Company is accreting the preferred stock to its redemption value over the period from issuance to October 31, 2016, such that the carrying amounts of the securities will equal the redemption amounts at the earliest redemption date.

Common Stock Repurchase — During December 2009, the Company repurchased 1,190,000 shares of common stock at an estimated fair value of $1.35 per share from two of the Company’s executives. The repurchased shares were immediately retired. The excess of the repurchase price over par is recorded in accumulated deficit.

Preferred Stock Warrant — In May 2009, the Company issued a warrant to a lender to purchase 32,189 shares of Series B Preferred Stock at an exercise price of $2.33 per share. The loan was later paid in full but the Series B Preferred Stock warrant remains unexercised at December 31, 2011. As of December 31, 2011, the fair value of the warrant was $139, valued using the Black-Scholes option pricing model with assumptions of no dividend yield, a volatility of 53%, life of 4.5 years, and a risk-free interest rate of 0.89%.

Common Stock Warrants — In March 2008, in conjunction with the conversion of a convertible note, the Company issued a warrant to the holder of the convertible note to purchase 858,369 shares of the Company’s common stock at an exercise price of $0.63 per share with a fair value of $365. The Company recorded the fair value of the common stock warrant of $365 as additional paid-in capital and interest expense. The Company valued the common stock warrant on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 3.5%, volatility of 58%, and contractual life of 10 years. The common stock warrant remains unexercised at December 31, 2011.

As described in Note 4, in conjunction with the purchase of a license for the use of speech recognition software, the Company granted the seller a warrant to purchase up to 1,054,560 shares of the Company’s common stock at $0.001 per share. The warrant would vest upon the achievement of certain milestones. On October 15, 2010, the Company accelerated the full vesting of the warrant. The fair value of the warrant of $842 was recorded on the vesting date and measured using a Black-Scholes option pricing model based on no dividend yield, a volatility of 71%, life of 3.9 years, and a risk-free interest rate of 0.88%. The warrant was fully exercised in July 2011.

Common Stock Reserved — As of December 31, 2011, the Company has authorized 60,000,000 shares of common stock and the following number of shares of common stock has been reserved for the potential conversion of preferred stock and exercise of stock options.

Conversion of preferred stock	24,973,881
Preferred stock warrant	32,189
Common stock options or awards	3,191,126
Common stock warrant related to convertible note	858,369

29,055,565

8.	STOCK OPTION PLAN

The Board of Directors adopted the 2006 Stock Incentive Plan (the “Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options or other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase up to an aggregate of 4,500,231 shares of the Company’s common stock. The stock options generally vest over a four-year period and expire 10 years from the date of grant. The Company has 468,803 stock options available for future grant under the Plan as of December 31, 2011. Certain options provide for accelerated vesting if there is a change in control, as defined in the Plan. The Company generally issues previously unissued shares of common stock for the exercise of stock options. Canceled or forfeited options are made available for future grants.

During the years ended December 31, 2011 and 2010, the Company granted options with an aggregate grant date fair value of approximately $49 and $1,210, respectively, which is being amortized into stock-based compensation expense on a straight-line basis over the vesting period of the options for employees as the services are being provided, which is generally four years. The weighted average grant date fair value of options granted during 2011 and 2010 was $0.53 per share. The Company has recorded stock-based compensation expense of approximately $489 and $317 during the years ended December 31, 2011 and 2010, respectively, which is based on awards ultimately expected to vest. The tax effects have not been material.

The fair value of nonemployee stock options is remeasured at the end of each reporting period and is recognized over the performance period, which can last up to four years. Nonemployee options are granted primarily for third-party sales, engineering and financial advice. During the years ended December 31, 2011 and 2010, the Company granted 5,000 and 50,000 options to nonemployees with an aggregate fair value of approximately $3 and $35, respectively. The weighted average grant date fair value of the nonemployee options granted during 2011 and 2010 was $0.62 and $1.69, respectively. The Company has recorded stock-based compensation expense of approximately $100 and $34 during the years ended December 31, 2011 and 2010, respectively for the nonemployee options, which is based on awards ultimately expected to vest.

During 2011 and 2010, the recorded stock-based compensation expense was classified in the statements of operations and comprehensive loss as follows:

	2011	2010
Stock-based compensation by category:
Cost of sales	$17	$15
Research and development	108	84
Sales and marketing	137	90
General and administrative	227	128

	$489	$317

The estimation of share based awards that will ultimately vest requires judgment, and to the extent actual results differ from the Company’s estimates, such amounts will be recorded as an adjustment in the period estimates are revised.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses certain assumptions. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted was calculated using the simplified method which represents the average of the contractual term of the option and the weighted average vesting period of the option. The simplified method has been used as the Company does not have sufficient historical evidence to determine the expected life of the options. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the estimated life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

In determining the exercise prices for options granted, management and the Company’s Board of Directors has considered the fair value of the common stock as of the measurement date, which is generally the option grant date. The fair value of the common stock has been determined by management and the Board of Directors after considering a broad range of factors, including results obtained from an independent third-party valuation, the illiquid nature of an investment in the

Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and redeemable convertible preferred stock in private transactions negotiated at arm’s length.

The assumptions used in the Black-Scholes option-pricing model during the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
Expected volatility	53%	71%
Weighted-average risk-free interest rate	2.46%	2.16%
Expected dividend yield	—%	—%
Expected term	6.25 years	6.25 years

A summary of option activity under the Plan for the year ended December 31, 2011 is as follows:

	Number of Options	Weighted- Average Exercise Price per Option	Weighted- Average Remaining Contractual Life (in Years)
Outstanding — January 1, 2011	3,528,978	$0.97
Granted	93,000	0.80
Exercised	(255,207)	0.46
Forfeited	(132,376)	1.24
Expired	(43,269)	0.34

Outstanding — December 31, 2011	3,191,126	$1.00	7.51

Exercisable — December 31, 2011	1,909,011	$0.82	7.04

Options vested or expected to vest — December 31, 2011	3,016,019	$0.99	7.46

No tax benefits were realized from options and other share-based payment arrangements during 2011 and 2010. Total intrinsic value of options exercised during 2011 and 2010 was $88 and $410, respectively, representing the difference between the common stock fair value on the exercise date and the option exercise price.

As of December 31, 2011, there was approximately $692 of unrecognized stock-based compensation cost related to nonvested options granted under the Plan that are expected to vest and be recognized over a weighted average period of 2.1 years.

9.	EMPLOYEE BENEFIT PLAN

The Company has a Section 401(k) defined contribution savings plan for its employees. The plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. Company contributions to the plan are made at the discretion of the Board of Directors. During December 31, 2011 and 2010, the Company made no contributions to the plan.

10.	COMMITMENTS AND CONTINGENCIES

Potential Merger — In October 2009 and contemporaneous with the issuance of the Series C Preferred Stock, the Company granted an option to one of the Series C Preferred Stock holders, Nuance Communications Inc. (“Nuance”), providing Nuance with the right to acquire the Company at a fixed price at any time through January 8, 2011. The option expired unexercised on January 8, 2011. There were no gains or losses resulting from the expiration of the option.

In December 2011, Nuance entered into an agreement to acquire all of the issued and to be issued shares of the Company, subject to regulatory approvals and other customary closing conditions. Pursuant to the terms of the agreement, the Company received a non-refundable advance of $30 million from Nuance, which is reported in advance payment for business combination within current liabilities at December 31, 2011. In the event the transaction does not close by July 1, 2012, Nuance is required to make a non-refundable advance payment of $5 million and will be obligated to pay an additional $5 million on the first day of each month thereafter, up to an additional $30 million, until the transaction is completed. All payments received by the Company have been deferred until such time that the transaction is completed.

Litigation — In June 2008, July 2009, and June 2011, Nuance filed lawsuits against the Company claiming that the Company’s products infringe patents assigned to Nuance. The Company is vigorously defending itself in the lawsuits. In July 2010, the Company acquired defensive intangible assets (see Note 4) and filed a counter suit against Nuance claiming Nuance’s products infringe patents assigned to the Company. The Company does not believe that its products infringe on any of the Nuance’s patents. In July 2011, one of the lawsuits filed by Nuance in Massachusetts began its court proceedings. In August 2011, the Company was found not guilty on each claim made by Nuance. The Company does not believe that its products infringe in any way, however, the Company is not able to estimate the outcome of the other lawsuits filed by Nuance, or the amount or range of any potential loss that could result from any unfavorable outcome of the other lawsuits. As of January 31, 2012, all litigation between Nuance and the Company was stayed pending the closure of the proposed acquisition.

In September 2011, LVL Patent Group LLC (LVL) filed a lawsuit against the Company claiming that the Company’s products infringe a patent assigned to LVL. The Company is vigorously defending itself in the lawsuit. The Company does not believe that its products infringe in any way, however, the Company is not able to estimate the outcome of the lawsuit filed by LVL, or the amount or range of any potential loss that could result from any unfavorable outcome of the lawsuit.

Leases — The Company leases its office and certain collocation facilities under noncancelable operating leases that expire at various dates through February 2015. Rent expense for the years ended December 31, 2011 and 2010 was approximately $641 and $605, respectively. The lease agreements contain escalating rent payments. Rent expense is recorded on the straight-line basis, and therefore, as of December 31, 2011 and 2010, the Company has deferred rent of approximately $20 and $16, respectively, which is included in accrued expenses.

Future minimum amounts payable under the operating lease agreements are as follows as of December 31, 2011:

Years Ending December 31
2012	$639
2013	216
2014	175
2015	30

Total minimum lease payments	$1,060

11.	FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash equivalents, restricted cash, accounts receivable, accounts payable, common stock warrants, preferred stock warrant, and long-term debt. The carrying amounts of cash equivalents, restricted cash, accounts receivable, and accounts payable are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. Common stock warrants are carried at the original fair value and are not remeasured on each balance sheet date. Preferred stock warrant is carried at fair value on each balance sheet date with changes in fair value recorded in the statements of operations and comprehensive loss. Long-term debt is carried at cost and has a fixed interest rate. As of December 31, 2011, the fixed interest rate approximates market rates and the carrying amount of the long-term debt approximates its estimated fair value.

For fair value measurement, management uses a fair value hierarchy, which classifies fair value measurements based on the inputs used in measuring fair value. These categories include (in descending order of priority): Level 1, defined as observable inputs, such as quoted prices in active markets for identical instruments; Level 2, defined as inputs other than quoted prices included in Level 1 that are either directly or indirectly observable for similar instruments; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, and the input categories associated with those assets and liabilities are as follows:

	Fair Value Measurements Using
	Fair Value at December 31,	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2011
Financial assets:
Money market investment	$43,622	$43,622	$—	$—

Financial liabilities:
Success fee derivative	$437	$—	$—	$437
Preferred stock warrant	139			139

	$576	$—	$—	$576

2010
Financial assets:
Money market investment	$12,563	$12,563	$—	$—

Financial liabilities:
Preferred stock warrant	$46	$—	$—	$46

The fair value of the derivative was calculated based on an estimation of the likelihood of an exit event and the timing, discounted to a present value.

The fair value of the preferred stock warrant was valued using the Black-Scholes option pricing model with assumptions of no dividend yield, a volatility of 53%, life of 4.5 years, and a risk-free interest rate of 0.89%. Volatility is estimated using the volatility of similar companies that are publicly traded.

A rollforward of the fair value of the preferred stock warrant and success fee derivative valued using Level 3 inputs at December 31 is as follows:

	2011	2010
Preferred Stock Warrant
Balance — beginning of year	$46	$79
Changes in fair value	93	(33)

Balance — end of year	$139	$46

Success Fee Derivative
Balance — beginning of year	$—
Original fair value measurement	370
Changes in fair value	67

Balance — end of year	$437

12.	SUBSEQUENT EVENT

The Company is required to consider the need to adjust the financial statements or provide additional disclosures as a result of events that occur after the balance sheet date but before financial statements are issued or available to be issued. The Company has evaluated subsequent events through the date these financial statements were available for issuance, which was May 21, 2012.

* * * * * *